April 20, 2018

Clarence Salvador Cobar
2606 White Crane Cir
Livermore, CA 94550

Re: Terms of Separation

Dear Clarence:

This letter confirms the agreement between you and Sigma Designs ("the Company") concerning the terms of your separation, and offers you the separation compensation we discussed in exchange for a release of claims.

1. Separation Date: As a result of a reduction in force, your position with the Company has been eliminated and your employment is being terminated effective April 20, 2018 (the "Separation Date").

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on April 20, 2018, we provided you a final paycheck for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Compensation Due To Involuntary Termination In Connection with a Change In Control: In exchange for your agreement to the waiver of claims set forth in paragraph 6, below, and in accordance with your approved COC agreement, the Company agrees to: (a) pay an amount equal to twelve (12) months of your base salary, a total of $301,980; and, (b) pay an amount equal to 100% of commission payments received during the twelve (12) month period ending with the termination date an amount equal to $64,423; and, (c) pay 100% of the amount of your full target bonus for FY2019 minus payments already remitted during the fiscal year an amount equal to $80,000; and, (d) the estimated group health continuation coverage premiums under COBRA for twelve (12) months in the amount of $18,636. Items (a) through (d) are payable in a lump sum on the 60th day following the termination date less applicable state and federal payroll deductions and withholdings. The disposition of equity compensation is addressed in your COC agreement. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving your right to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Confidential Information: You hereby acknowledge that you are bound by the attached agreement dated March 29, 2010, and that as a result of your employment with the Company you have had access to the Company's Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6. Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively "Releasees"), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

> "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

7. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

8. Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other

equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

9. Attorneys' Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10. Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

11. No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

12. Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13. Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

14. Review of Separation Agreement: You understand that you may take up to forty-five (45) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also acknowledge that at the time you were first provided this agreement to consider, you were also provided with the attached document entitled "Information Concerning Reduction in Force" dated April 20, 2018. You also understand you may revoke this agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to paragraph 3 will be provided only after the end of that seven (7) day revocation period.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Sigma Designs

By: ______________________ 4/19/18
Michael Killeen, Director, Human Resources

READ, UNDERSTOOD AND AGREED:

Signature: ______________________ Date: 4/20/18
Clarence Salvador Cobar

ATTACHMENT A

Older Worker Benefit Protection Act Notice

In connection with the termination of your employment, the Older Worker Benefit Protection Act of 1990 requires the Company to provide its employee with the information set forth below.

1. Employees Covered By This Employment Termination Severance Program.

The Company's employees in the US are covered by this program, but only those covered employees who are terminated as part of the Company's restructuring process are eligible to participate in this program and receive the Separation Package described in the Agreement provided along with this Attachment A.

2. Eligibility Factors/Criteria for Program Participation.

The Company used one or more of the following factors/criteria in selecting employees for termination as part of the restructuring: elimination of positions.

3. Time Limits Applicable to the Program.

In order to receive the Separation Package described in the Agreement, an eligible employee must sign the Agreement and return it to the Company's Human Resources Director within 45 days after receiving the Agreement and this Notice. An eligible employee who is 40 years of age or older has seven days following his/her execution of the Agreement to revoke it. Any such revocation must be in the form described in the Agreement.

4. Individuals Selected for Participation in the Program.

Employees selected for participation in this program are listed below by job title and age.

Business Title	Age
Sr. Vice President and Chief Operating Office	64
QA/QC Engineering Manager	57
VP of WW Operations	64
GM APAC & VP of Software and Applications Engineering	64
Technical Hardware Manager	46
Receptionist	35
Purchasing Administrative Support - Specialis	45

5. Individuals Not Selected for Participation in the Program.

Employees who were not selected for participation in this program are listed below by job title and age.

Business Title	Age
Sr. Director of Sales, Z-Wave America's	52
Principal Field Applications Engineer	54
Certification Manager	66
Field Applications Engineer	27
Director, Z-Wave Technical Business Development	45

VP Sales, Z-Wave Ecosystem	62
Dir of Sales - East Coast and Strategic Accounts	55
Director of QA	40
Administrative Assistant	33
Sr. LTE Test Engineer	34
Sr. Firmware Engineer	31
Firmware Engineering Director	39
Sr. Staff Test Engineer	51
Business Unit VP, Cellular IoT	54
Staff Embedded Firmware Engineer	54
Staff Embedded Firmware Engineer	33
VP Software, Cellular IoT	63
Accounting Manager	52
Administrative Coordinator	30
Fellow Engineer	52
Accountant	69
Technical Support Coordinator	56
PQ Software Engineer	28
Systems Staff Engineer	46
Lab Test Engineer	56
Sr. Design Engineer	35
Software Engineer Sys - Staff	54
Content Marketing Manager Z-Wave	44
Information Systems Engineer - Staff	45
Principal RF HW Engineer	50
Software Development Engineer - SR Staff	47
Z-Wave Sr. Field Applications Engineer	29
Sr. Linux Information Systems Engineer	47
Firmware Engineering Manager	54
Sales Support Representative	41
ASIC Design Engineer - Staff	42
Software Systems Engineering Sr. Director	46
Sr. Payroll Analyst	41
Principal ASIC Engineer	47
Electronic Design Engineer	35
ERP Manager	38
Firmware Engineer - Staff	43
HR Director	68
GL & Consolidations Manager	47
Software Development Director	58
Sr. Manager, Global Information Systems	43
Project Lead	35
Electronic Design Engineering Director	46
International Acc Mg	62
Sr. Director, Consumer Electronics	43
VP of Strategic Marketing	62
Director of Video Compression Signal Processing	64
Marketing Sr. Director	66
Sr. Vice President, Chief Financial Officer and Interim President and CEO	56
Technical Director	54

Firmware Engineer - Staff	40
International Controller- APAC	52
ASIC Design Engineering Sr. Manager	54
Information Systems Director	59
Sr. HW Development Director	52
ASIC Design Engineering Sr. Manager	43
Sr. Marketing Specialist	33
Sr. Manager, Applications Z-Wave IoT	44
Sr. Human Resources Generalist	47
Sales Director, China	65
Systems Design Engineer - Principal	50
Corporate Controller	34
Accounting Support- SR	53
Software Engineer I	31
Verification Engineer I	29
Shipping/Receiving Coordinator	56
Hardware Development Engineer - Principal	57
Software Engineer Sys - SR	42
Software Applications Engineering Manager	51
Sr. Software Engineer	35
Software Development Engineer - Principal	59
Accounting Support- SR	50
Engineering Director, Picture Quality	50
Staff Design Engineer	35
Operations Manager	54
Software Applications Engineering Sr. Manager	47
Software QA Engineer - SR	57
Software Manager	38
Senior ASIC Design Engineer	35
Senior Staff Algorithm Engineer	59